Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	The Nautilus Group, Inc.	Integrated Corporate Relations, Inc.
	Ron Arp	John Mills
	(360)418-6169	(310)395-2215 or (203)222-9013

NAUTILUS GROUP FOURTH QUARTER NET INCOME GROWS BY 51%

Company Completes Turnaround and Returns to Growth

VANCOUVER, Wash. – (February 2, 2005) – The Nautilus Group, Inc. (NYSE: NLS), a leading marketer, developer, and manufacturer of branded health and fitness products, today announced results for the fourth quarter and year-ended December 31, 2004, including a net income increase of 51 percent in the fourth quarter.

Fourth-quarter net sales were $169.6 million compared to $152.8 million for the corresponding period last year, up 11 percent. Net income during the fourth quarter was $14.2 million, or $0.42 per diluted share, up from $9.4 million, or $0.28 per share, in the fourth quarter of 2003. Net income in the fourth quarter of 2004 included a gain of $0.01 per diluted share from reducing a tax reserve after the completion of normal federal tax audits.

For the year ended December 31, 2004, net sales were $523.8 million, compared to $498.8 million in 2003, a 5 percent increase. Net income was $30.0 million, or $0.90 per diluted share, compared to $34.4 million, or $1.04 in 2003. The Company finished 2004 with cash and cash equivalents of $104.6 million, up 44 percent in 2004 compared to the prior year.

“With this quarter’s excellent performance, we have concluded our turnaround as planned and returned our Company to growth,” said Gregg Hammann, chairman and chief executive officer. “We believe our Company is now properly positioned to expand our product offering and grow our market share in all sales channels in 2005. We believe our diversified portfolio of fitness brands offered across multiple channels provides us a venue to reach more consumers and serve their needs better than any other fitness company.”

“Now, we are preparing our organization to drive growth and invest in our future. We’re entering the first year of a three-year growth plan with four of the most widely recognized fitness brands that have been repositioned through consumer and customer insights, plus we have a growing pipeline of significant fitness innovations. We expect to accelerate the innovation cycle to launch more new products in 2005 than in any other year in the Company’s history.”

For the first quarter of 2005, the Company estimates that net sales would be in the range of $145 to $150 million, and earnings per share will grow by more than 25 percent to approximately $0.24 to $0.26.

For the full year of 2005, the Company believes net sales will grow around 15 percent compared to the prior year, and earnings will grow about 25 to 30 percent. The Company’s guidance does not include any impact from FASB statement 123R, which would require all companies to expense stock options for all periods beginning after June 15, 2005. Because of the seasonal nature of fitness equipment sales, the company expects over two-thirds of its earnings to occur in the second half of the year.

The Company announced today that its Board of Directors declared a regular quarterly dividend of $0.10 per common share, payable March 10, 2005, to stockholders of record as of February 20, 2005.

The Company also announced it is proceeding with plans to change its name from The Nautilus Group, Inc. to Nautilus, Inc., reflecting that it is managed today as a single company rather than as a holding company.

The Company will host a conference call at 5:00 p.m. EST (2:00 p.m. PST) February 2, 2005 to discuss fourth quarter and year-end 2004 financial results. It will be broadcast live over the Internet hosted at http://www.nautilus.com/ir/events.asp under “Investor Relations/Events Calendar” and will be archived online within one hour after completion of the call. In addition, listeners may call (800) 240-6709 from anywhere in North America, and (303) 262-2175 from outside North America. Participants will include: Gregg Hammann, Chairman and Chief Executive Officer; Rod Rice, Chief Financial Officer; and Tim Hawkins, Chief Customer Officer and Chief Marketing Officer. A telephonic playback will be available from 7:00 p.m. PST February 2 through 11:59 p.m. PST, February 16, 2005. North American callers can dial (800) 405-2236 and other international callers can dial (303) 590-3000 to hear the playback. The passcode is 11022318#.

About The Nautilus Group, Inc.

Headquartered in Vancouver, Wash., The Nautilus Group, Inc. (NYSE:NLS) helps people achieve a fit and healthy lifestyle through proper exercise, rest and nutrition. With a brand portfolio that includes Nautilus®, Bowflex®, Schwinn®Fitness, StairMaster® and Trimline®, The Nautilus Group, Inc. manufactures and markets a complete line of innovative health and fitness products through direct, commercial and retail channels. The Company was formed in 1986 and has nearly 1,100 employees and operations in Washington, Colorado, Oklahoma, Texas, Illinois, Virginia, Switzerland, Germany, United Kingdom, Italy, China, and other locations around the world. More information is at www.nautilus.com.

This press release includes forward-looking statements. Factors that could cause The Nautilus Group’s actual results to differ materially from these forward-looking statements include availability of media time and fluctuating advertising rates, a decline in consumer spending due to unfavorable economic conditions, its ability to effectively develop, market, and sell future products, its ability to get foreign-sourced product through customs in a timely manner, its ability to effectively identify and negotiate any future strategic acquisitions, its ability to protect its intellectual property, introduction of lower-priced competing products, unpredictable events and circumstances relating to international operations including its use of foreign manufacturers, government regulatory action, and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

THE NAUTILUS GROUP, INC.

Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	December 31, 2004	December 31, 2003
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$104,585	$72,634
Trade receivables, net	95,593	75,492
Inventories	49,104	53,129
Prepaid expenses and other current assets	9,427	6,049
Short-term notes receivable	2,503	2,362
Current deferred tax assets	4,661	4,646

Total current assets	265,873	214,312

PROPERTY, PLANT AND EQUIPMENT, net	46,350	50,602

GOODWILL	29,755	29,755

OTHER ASSETS, net	17,663	17,266

TOTAL ASSETS	$359,641	$311,935

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Trade payables	57,861	34,879
Accrued liabilities	24,685	28,648
Income taxes payable	10,803	8,488
Royalty payable to stockholders	18	2,133
Customer deposits	2,957	1,453

Total current liabilities	96,324	75,601

OTHER NONCURRENT LIABILITIES	200	—

NONCURRENT DEFERRED TAX LIABILITY	11,081	10,206

STOCKHOLDERS’ EQUITY:
Common stock	10,682	2,828
Unearned compensation	(1,204)	(1,544)
Retained earnings	238,474	221,580
Accumulated other comprehensive income	4,084	3,264

Total stockholders’ equity	252,036	226,128

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$359,641	$311,935

THE NAUTILUS GROUP, INC.

Consolidated Statements of Operations

(In Thousands, Except Share and Per Share Data)

(Unaudited)

	Three months ended December 31,				Twelve months ended December 31,
	2004	% of Sales	2003	% of Sales	2004	% of Sales	2003	% of Sales
NET SALES	$169,580		$152,827		$523,837		$498,836

COST OF SALES	89,599	52.8%	83,196	54.4%	279,043	53.3%	247,020	49.5%

Gross profit	79,981	47.2%	69,631	45.6%	244,794	46.7%	251,816	50.5%

OPERATING EXPENSES:
Selling and marketing	46,185	27.2%	39,557	25.9%	156,577	29.9%	149,245	29.9%
General and administrative	9,938	5.9%	12,207	8.0%	31,033	5.9%	37,098	7.4%
Research and development	1,970	1.2%	1,350	0.9%	6,754	1.3%	5,670	1.1%
Related-party royalties	—	0.0%	1,718	1.1%	1,843	0.4%	6,556	1.3%
Third-party royalties	1,275	0.8%	462	0.3%	4,125	0.8%	1,431	0.3%

Total operating expenses	59,368	35.0%	55,294	36.2%	200,332	38.3%	200,000	40.1%

OPERATING INCOME	20,613	12.2%	14,337	9.4%	44,462	8.5%	51,816	10.4%

OTHER INCOME:
Interest income	444	0.3%	246	0.2%	1,357	0.3%	839	0.2%
Other - net	(139)	-0.1%	61	0.0%	(172)	0.0%	1,098	0.2%

Total other income, net	305	0.2%	307	0.2%	1,185	0.2%	1,937	0.4%

INCOME BEFORE INCOME TAXES	20,918	12.3%	14,644	9.6%	45,647	8.7%	53,753	10.8%

INCOME TAX EXPENSE	6,760	4.0%	5,272	3.4%	15,662	3.0%	19,351	3.9%

NET INCOME	$14,158	8.3%	$9,372	6.1%	$29,985	5.7%	$34,402	6.9%

BASIC EARNINGS PER SHARE	$0.43		$0.29		$0.92		$1.06

DILUTED EARNINGS PER SHARE	$0.42		$0.28		$0.90		$1.04

Weighted average shares outstanding:

Basic shares outstanding	32,989,860		32,602,362		32,756,766		32,579,533

Diluted shares outstanding	33,861,635		33,159,067		33,394,160		33,018,694

THE NAUTILUS GROUP, INC.

Selected Financial Information

(In Thousands)

(Unaudited)

	Quarter Ended December 31,
	Net Sales		Gross Profit		Operating Income		Gross Profit Margin		Operating Margin
	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003
Direct	$83,969	$59,082	$58,311	$40,577	$16,482	$5,032	69.4%	68.7%	19.6%	8.5%
Commercial/Retail	85,611	93,745	21,670	29,054	8,253	15,640	25.3%	31.0%	9.6%	16.7%
Corporate	—	—	—	—	(4,122)	(6,335)	—	—	—	—

Total	$169,580	$152,827	$79,981	$69,631	$20,613	$14,337	47.2%	45.6%	12.2%	9.4%

	Year Ended December 31,
	Net Sales		Gross Profit		Operating Income		Gross Profit Margin		Operating Margin
	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003
Direct	$262,077	$246,902	$172,776	$172,986	$29,439	$31,476	65.9%	70.1%	11.2%	12.7%
Commercial/Retail	261,760	251,934	72,018	78,830	26,021	34,657	27.5%	31.3%	9.9%	13.8%
Corporate	—	—	—	—	(10,998)	(14,317)	—	—	—	—

Total	$523,837	$498,836	$244,794	$251,816	$44,462	$51,816	46.7%	50.5%	8.5%	10.4%

THE NAUTILUS GROUP, INC.

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$14,158	$9,372	$29,985	$34,402
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,200	3,313	12,445	12,274
Allowance for note receivable	(594)	594	(594)	594
Amortization of unearned compensation	85	85	340	156
Loss (gain) on sale of property, plant and equipment	560	(12)	(1,214)	119
Tax benefit of exercise of nonqualified options	970	1	1,285	541
Deferred income taxes	215	(832)	963	(663)
Changes in current assets and liabilities	(9,610)	638	4,269	(3,702)

Net cash provided by operating activities	8,984	13,159	47,479	43,721

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(5,002)	(1,415)	(9,051)	(7,017)
Proceeds from sale of property, plant and equipment	—	38	649	54
Net increase in other assets	(1,249)	(67)	(1,069)	(640)
Proceeds from maturities of short-term investments	—	—	—	17,578
Net decrease in notes receivable	315	38	453	474

Net cash (used in) provided by investing activities	(5,936)	(1,406)	(9,018)	10,449

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid on common stock	(3,289)	(3,261)	(13,091)	(13,030)
Funds used for stock repurchase	—	—	—	(1,422)
Proceeds from exercise of stock options	4,742	37	6,569	979

Net cash (used in) provided by financing activities	1,453	(3,224)	(6,522)	(13,473)

Effect of Foreign Currency Exchange Rate Changes	151	280	12	218

NET INCREASE IN CASH AND CASH EQUIVALENTS	4,652	8,809	31,951	40,915

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	99,933	63,825	72,634	31,719

CASH AND CASH EQUIVALENTS, END OF PERIOD	$104,585	$72,634	$104,585	$72,634